Exhibit 10.2

AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of December 26, 2013, amends the Change in Control Agreement dated as of the 2nd day of July, 2012 (the “Agreement”), by and between Aceto Corporation, a New York corporation (the “Company”), and Salvatore J. Guccione (the “Executive”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, pursuant to Section 12(b) of the Agreement, the Agreement may be amended by a written instrument signed by the parties hereto; and

WHEREAS, the Executive and the Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.	Section 3(b) the Agreement is hereby amended in its entirety to read as follows:

“(b)           the Company will pay to the Executive in a cash lump sum on the fifty-fifth (55th) day following the date of the Qualifying Termination an amount equal to the sum of (i) two (2) times the Executive’s Base Salary, and (ii) two (2) times the amount of annual performance award, if any, paid (or payable pursuant to Section 3(a)(ii) above) to the Executive for the fiscal year preceding the Change in Control (with the amount of such annual performance award extrapolated to a full year amount in the event the Executive was not a full-time employee of the Company for the entirety of the preceding fiscal year); provided, however, that, if such Change in Control does not constitute a “change in control event” under Treas. Reg. § 1.409A-3(i)(5)(i) (applying for such purpose the minimal thresholds permitted to be used under Treas. Reg. §§1.409A-3(i)(5)(v), (vi) and (vii) for a change in control event to occur), the amount in Section 3(b)(i) above shall be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, with the first payment  made on the Company’s next regular payday for its executives following the expiration of sixty (60) day period following the date of the Qualifying Termination (which first payment shall be retroactive to the date of the Qualifying Termination);”

2.	Section 11 of the Agreement is hereby amended in its entirety to read as follows:

“11.           SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company.”

3.            This Amendment shall only serve to amend the Agreement to the extent specifically provided herein.  All terms, conditions, provisions and references of and to the Agreement which are not specifically amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained.

4.             This Amendment may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

5.             The Agreement, as amended by this Amendment, sets forth the entire agreement of the parties hereto in respect of the subject matter hereof.

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ACETO CORPORATION

By:
Name:
Title:

Salvatore J. Guccione

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT]